Exhibit 99.1

Bazaarvoice Comments on U.S. District Court Ruling

Company Reviewing Decision; Focus Remains on Serving Clients

AUSTIN, Texas – January 9, 2014 – Bazaarvoice, Inc. (Nasdaq: BV) today announced that the U.S. District Court in the Northern District of California (the “Court”) ruled in favor of the Department of Justice (“DOJ”) in its antitrust action challenging Bazaarvoice’s acquisition of PowerReviews. The Court has scheduled a hearing for January 22, 2014 to begin remedy proceedings. Bazaarvoice will not make a decision regarding an appeal until after the Court concludes the remedy phase of the litigation.

“We are disappointed in the outcome of the litigation. We believe that the merger with PowerReviews has been beneficial to customers, as did the more than 100 customers who testified that they did not believe that the acquisition affected them adversely in any way,” said Gene Austin, president of Bazaarvoice. “Throughout this process, our focus has remained on serving our clients and providing them with a full range of social software that helps them engage more powerfully with their customers. With the Court’s decision, we’ll now do everything we can to help ensure that the final order achieves the best outcome for our clients, shareholders, and employees.”

About Bazaarvoice

Bazaarvoice is a network that connects brands and retailers to the authentic voices of people where they shop. Each month, more than 400 million people view and share authentic opinions, questions and experiences about 70 million products in the Bazaarvoice network. The company’s technology platform amplifies these voices into the places that influence purchase decisions. Network analytics help marketers and advertisers provide more engaging experiences that drive brand awareness, consideration, sales and loyalty. Headquartered in Austin, Texas, Bazaarvoice has offices across North America, Europe and Asia-Pacific. For more information, visit www.bazaarvoice.com, read the blog at www.bazaarvoice.com/blog, and follow on Twitter at www.twitter.com/bazaarvoice.

Media Contact:

Matt Krebsbach

Bazaarvoice, Inc.

+1-512-551-6612

matt.krebsbach@bazaarvoice.com

Investor Contact:

Seth Potter

ICR, Inc. on behalf of Bazaarvoice, Inc.

646-277-1230

seth.potter@icrinc.com